Exhibit 10.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PRICE PROTECTION AGREEMENT

This PRICE PROTECTION AGREEMENT (the “Agreement”) is entered into effective as of July 9, 2025 (the “Effective Date”), by and between MP Materials Corp., a Delaware corporation (the “Company”), and The United States Department of Defense (“DOD”). DOD and the Company are sometimes referred to herein together as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, in connection with the Transaction Agreement, dated as of July 9, 2025, by and between the Company and DOD (the “Transaction Agreement”) and the other agreements contemplated to be entered into by the Parties pursuant to the Transaction Agreement (together with the Transaction Agreement, the “Transaction Documents”), the Company is developing a commercial plant (the “10X Facility”) to produce sintered Neodymium-iron-boron (NdFeB) permanent-magnet blocks and/or finished magnets (the “Magnets”), and is expanding its capacity to produce Magnets at its “Independence Facility”;

WHEREAS, the Company and/or one or more of its Affiliates will be required to produce certain quantities of Neodymium-Praseodymium (“NdPr”) in connection with the production of the Magnets and each of the Company’s or its Affiliates’ other products containing NdPr, including, without limitation, any rare earth concentrate, NdPr oxide and NdPr metal (as so produced by the Company or one of more of its Affiliates, collectively, the “NdPr Products”); and

WHEREAS, the Parties desire to enter into this Agreement to provide for certain price protection arrangements to be provided by DOD to the Company in connection with the Company’s and its Affiliates’ production of NdPr.

NOW, THEREFORE, for and in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	Definitions.

(a)

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors (or other governing body) or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)

“Asian Metal Market Price” means, with respect to any sale of Stockpile NdPr or Affiliate Sale NdPr, the price, rounded to the nearest U.S. cent, for one (1) kilogram of NdPr based on (i) either the mid market price per ton of NdPr oxide (Pr6O11 25%, Nd2O3 75%) EXW China that is published in the Asian Metal Market price index at the close of trading on the day that such sale is consummated or, if the sale is consummated on a day that is not a trading day for the Asian Metal Market, the price at the close of trading on the most recent trading day for the Asian Metal Market price index prior to the day such sale is consummated, or (ii) the average of such mid market price over a specified period of days, to the extent mutually agreed by the Parties; provided that for purposes of this definition any amounts represented in Chinese Yuan shall be converted to United States Dollars based on the applicable daily average currency exchange rate for such date published by the Wall Street Journal; provided, further, that in the event that (i) an internationally recognized alternative price index is developed that expresses the mid market price per ton of NdPr oxide (Pr 6O11 25%, Nd2O3 75%) ex-China (“Ex-China Index”), then (x) DOD may elect (with the Company’s consent (not to be unreasonably withheld, conditioned or delayed)) to substitute such Ex-China Index for the Asian Metal Market price index that would otherwise be applicable (with daily mid market prices or averages being calculated thereunder in the same manner as set forth above), and (y) to the extent amounts in such Ex-China Index are not quoted in United States Dollars, such amounts shall be converted to United States Dollars based on the applicable daily average currency exchange rate for such date published by The Wall Street Journal.

(c)

“Benchmark Quarterly Average Volume Weighted Price” means the volume average realized sales price for each NdPr Kilogram Equivalent that is included in the Sold NdPr Products (as defined below) for the applicable Calendar Quarter, as determined in accordance with the terms of this Agreement and the NdPr Calculation Principles.

(d)

“Business Day” means any day that is not a Saturday, or Sunday or other day on which banks are required or authorized by law to be closed in the State of New York, the State of Nevada or Washington D.C.

(e)	“Calendar Quarter” means, for each calendar year during the Term, each three (3)-month period within such calendar year (beginning on January 1 of such calendar year).

(f)	“Company Magnet Facilities” means the 10X Facility and the Company’s rare earth metal, alloy and magnet manufacturing facility in Fort Worth, Texas referred to as the “Independence Facility.”

(g)

“Identified List” means any foreign country, in accordance with U.S. Department of Energy Order DOE O 486.1A(5)(d), determined to be of risk by the Under Secretary for Science in consultation with the Under Secretary of Energy; the Under Secretary for Nuclear Security; and the Office of Intelligence and Counterintelligence. The Department of Energy Countries of Risk list is available at: https://www.energy.gov/science/countries-risk.

(h)

“Market Price” means the Asian Metal Market Price or, if the Asian Metals Market Price is not available, the Parties will mutually agree on another widely accepted market index such as published by MySteel or BaiInfo. If no such market index is available, then the Parties will negotiate in good faith and mutually agree on the pricing for NdPr oxide.

(i)

“NdPr Calculation Principles” means the formulas for calculating the number of NdPr Kilogram Equivalents included in the Sold NdPr Products that are set forth in Schedule A (it being understood that the numbers and values set forth therein are hypothetical).

(j)

“NdPr Kilogram Equivalent” means one kilogram of NdPr, as calculated for each of the categories of Sold NdPr Products in accordance with the terms of this Agreement and the applicable formula set forth in the NdPr Calculation Principles.

(k)

“Person” means any individual or an entity, including a corporation, limited liability company, partnership, trust, association, governmental authority or any other body with legal personality separate from its equity holders or members.

(l)

“Production Milestone Date” has the meaning set forth in the Offtake Agreement, dated as of the date hereof, to be entered into by and between MP 10X Development, LLC and DOD (the “Offtake Agreement”).

(m)

“Restricted Buyer” means any Person (a) that is, or is owned or controlled by (in accordance with relevant definitions under Sanctions), a Person then appearing upon the “Denied Persons List” or “Entity List,” as maintained by the U.S. Department of Commerce; (b) that is, or is owned or controlled by (in accordance with relevant definitions under Sanctions), (i) a Person on the U.S. Office of Foreign Assets Control “Specially Designated Nationals and Blocked Persons List,” or any other Person with whom dealings are restricted or prohibited by the United States, including Persons resident in embargoed countries, territories, or regions; (ii) the government, including any political subdivision, agency, or instrumentality thereof, or any national, of any country, territory, or region against which the United States maintains comprehensive economic sanctions or embargos from time-to-time; (iii) (x) The People’s Republic of China or (y) a country that has been publicly named by DOD as hostile to the national security interests of the United States by virtue of its inclusion on an Identified List or with whom all U.S. Persons are prohibited under then-current applicable law from doing business with, (iv) a Person the Company knows or reasonably suspects is acting or purporting to act, directly or indirectly, on behalf of, or a Person (wherever organized, in the case of an entity) owned or controlled by, any of the Persons listed in sub-clauses (i), (ii) or (iii) above; or (v) a Person with whom dealings are expressly prohibited on account of any economic sanctions laws, regulations, or directives, of the United States, if the sale or supply, or any other transaction, directly or indirectly, to or with such Person would knowingly cause the Company to be in violation of such laws, regulations, or directives.

(n)

“Sanctions” means the economic, trade, or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced from time-to-time by the U.S. Department of Treasury’s Office of Foreign Assets Control and the U.S. Department of State.

(o)	“Specified Per Kilogram Payment Amount” means $110 per NdPr Kilogram Equivalent included in the Sold NdPr Products.

2.

NdPr Products. For each Calendar Quarter, the Company may elect, at its option (subject to the terms of this Section 2), any of the following options (without duplication) with respect to each NdPr Product produced and/or sold by the Company or any of its Affiliates during the preceding Calendar Quarter: (i) classify such NdPr Product as “stockpile” NdPr (“Stockpile NdPr”), which Stockpile NdPr, for purposes of this Agreement, shall be treated as if then sold at the prevailing Market Price per NdPr Kilogram Equivalent included in the Stockpile NdPr; (ii) sell such NdPr Product to an Affiliate of the Company that is not a Restricted Buyer (“Affiliate Sale NdPr”) for the sole purpose of such Affiliate’s production of Magnets, which Affiliate Sale NdPr, for purposes of this Agreement, shall be treated as if sold at the prevailing Market Price per NdPr Kilogram

Equivalent included in the Affiliate Sale NdPr, unless the Affiliate Sale NdPr is sold to an Affiliate of the Company pursuant to a separate, commercially reasonable, arm’s-length agreement with a third party that sets a specific price for the Affiliate Sale NdPr, in which case the Affiliate Sale NdPr will be treated as sold at the greater of (w) [***] and (x) that specified price; provided that, in any case, all Affiliate Sale NdPr shall be used solely for production of Magnets by such Affiliate and any resale or other use of NdPr without the consent of the DOD is expressly prohibited; (iii) sell such NdPr Product to a third party that is not an Affiliate of the Company or a Restricted Buyer (“Third Party Sale NdPr” and, together with the Stockpile NdPr and Affiliate Sale NdPr, the “Sold NdPr Products”), which Third Party Sale NdPr, for purposes of this Agreement, shall be treated as if sold at the greater of (y) [***] and (z) the actual price paid by such third party per NdPr Kilogram Equivalent included in the Third Party Sale NdPr; and/or (iv) place such NdPr Product in its inventory (the “Inventory NdPr”), which Inventory NdPr, for purposes of this Agreement, shall not be deemed to be sold or require any payment to be made in exchange therefor; provided that if at a later date such Inventory NdPr becomes a Sold NdPr Product, then clause (i), (ii) or (iii), as applicable, of this Section 2 shall apply to the sale of such Sold NdPr Product; provided, further, that with respect to any Sold NdPr Product, such Sold NdPr Product shall not be later reclassified under clauses (i)-(iii) of this Section 2, and no subsequent payment will occur in respect of such Sold NdPr Product after it is initially classified as Stockpile NdPr, Affiliate Sale NdPr or Third Party Sale NdPr (as applicable). Notwithstanding the foregoing, (x) in connection with the making of any elections pursuant to this Section 2, the Company will first allocate the Company’s supply of NdPr Products to the production of Magnets at the Company Magnet Facilities and (y) for purposes of this Agreement, no NdPr Products that are produced using feedstock acquired from a third party shall constitute a Sold NdPr Product hereunder, if the price per NdPr Kilogram Equivalent paid for such feedstock by the Company or one of its Affiliates is in excess of $110. The Company shall (A) use commercially reasonable efforts to, when selling to third parties, sell NdPr (including NdPr used in NdPr Products) on terms that will maximize the prices at which such NdPr is sold; provided, that this clause (A) shall not restrict the Company’s ability to comply with the pricing terms of contracts already in effect on the Effective Date; and (B) (1) operate its facilities related to the production of NdPr Products (including conversion rates and conversion costs) in all material respects in accordance with good and generally accepted mining and manufacturing practices, and applicable Law, and (2) in the case of NdPr metal that is tolled under arms’ length commercial arrangements with third parties (“Tolling Arrangements”), enter into such Tolling Arrangements on commercially reasonable terms consistent with industry standards.

3.	Payments.

(a)

Payments by DOD. At or following the end of each Calendar Quarter commencing at the start of the Term, promptly following the delivery of the Quarterly Report by the Company (and no later than thirty (30) days thereafter), DOD will make a payment to the Company equal to the amount (if any) by which the Specified Per Kilogram Payment Amount exceeds the Benchmark Quarterly Average Volume Weighted Price for such preceding Calendar Quarter, multiplied by the number of NdPr Kilogram Equivalents included in the Sold NdPr Products during such preceding Calendar Quarter; provided that, for the avoidance of doubt, if the Benchmark Quarterly Average Volume Weighted Price for such preceding Calendar Quarter is equal to or greater than the Specified Per Kilogram Payment Amount, then DOD shall not be required to make any payment to the Company with respect to such preceding Calendar Quarter and, to the extent the Benchmark Quarterly Average Volume Weighted Price for such preceding Calendar Quarter is greater than the Specified Per Kilogram Payment Amount, the Company shall make a payment to DOD in accordance with Section 3(b). An illustrative calculation, using hypothetical amounts, of the payments contemplated pursuant to this Section 3(a) is attached hereto as Schedule B.

(b)

Payments by the Company. At or following the end of each Calendar Quarter commencing after the Production Milestone Date, promptly following the delivery of the Quarterly Report by the Company (and no later than thirty (30) days thereafter), the Company will make a payment to DOD equal to 30% of the amount (if any) by which the Benchmark Quarterly Average Volume Weighted Price for such preceding Calendar Quarter exceeds the Specified Per Kilogram Payment Amount, multiplied by the number of NdPr Kilogram Equivalents included in the Sold NdPr Products during such preceding Calendar Quarter; provided that, for the avoidance of doubt, if the Benchmark Quarterly Average Volume Weighted Price for such preceding Calendar Quarter is less than or equal to the Specified Per Kilogram Payment Amount, then the Company shall not be required to make any payment to DOD for such preceding Calendar Quarter and, to the extent the Benchmark Quarterly Average Volume Weighted Price with respect to such preceding Calendar Quarter is less than the Specified Per Kilogram Payment Amount, DOD shall make a payment to the Company in accordance with Section 3(a). For the avoidance of doubt, notwithstanding the foregoing, the Company shall not be required to make any payment to DOD pursuant to this Section 3(b) until after the Production Milestone Date. An illustrative calculation, using hypothetical amounts, of the payments contemplated pursuant to this Section 3(b) is attached hereto as Schedule C. At the request of DOD, the Company shall, in lieu of making payment hereunder by electronic funds transfer or otherwise, credit the relevant payment to DOD, for offset against future payment obligations of DOD to the Company hereunder or under the Offtake Agreement; provided, that no such offset shall be effected on the books and records of the Company in the absence of written authorization from DOD.

4.	Quarterly Reports and Information Rights.

(a)

Within sixty (60) days following the end of each Calendar Quarter, the Company will provide DOD with a report (the “Quarterly Report”) setting forth, for such preceding Calendar Quarter, the number of NdPr Kilogram Equivalents included in the Sold NdPr Products and the Benchmark Quarterly Average Volume Weighted Price for the NdPr Kilogram Equivalents included in such Sold NdPr Products, calculated in accordance with the terms of this Agreement and the NdPr Calculation Principles. The Quarterly Report shall contain reasonable details, including a break-down of the number of NdPr Kilogram Equivalents included in each category comprising the Sold NdPr Products (i.e., Stockpile NdPr, Affiliate Sale NdPr, and Third Party Sale NdPr) for such Calendar Quarter, and the revenues generated (or deemed generated) by each such category during the Calendar Quarter.

(b)

Any payments required to be made by DOD or the Company pursuant to Section 3 shall be made promptly following the delivery of the Quarterly Report. Each Quarterly Report (and all components thereof) shall (i) be prepared by the Company in good faith and in accordance with the terms of this Agreement and the NdPr Calculation Principles and (ii) set forth reasonable supporting detail regarding the calculations of (A) the number of NdPr Kilogram Equivalents included in the Sold NdPr Products during the applicable Calendar Quarter and (B) the amount of the Benchmark Quarterly Average Volume Weighted Price for the NdPr Kilogram Equivalents included in the Sold NdPr Products during the applicable Calendar Quarter including in each case any supporting schedules, analyses, working papers and other documentation used in the preparation thereof. Upon the written request of DOD, the Company shall promptly make available to DOD the personnel of the Company and other representatives involved in the preparation of the Quarterly Report, as well as any supporting schedules, analyses, working papers and other documentation reasonably requested by DOD in connection with its review of such Quarterly Report, including reasonable information and analysis to support the application of the NdPr Calculation Principles in connection with such Quarterly Report.

(c)

Within ninety (90) days after the Company’s delivery of any Quarterly Report to DOD, DOD may deliver written notice (the “Protest Notice”) to the Company of any objections, and the basis therefor, which DOD may have to the Quarterly Report; provided, however, that the Protest Notice shall include only objections based on (A) non-compliance with this Agreement (including the application of the NdPr Calculation Principles in accordance with the terms of this Agreement) or (B) mathematical errors in the calculation of the amounts included in the Quarterly Report. Any Protest Notice shall specify in reasonable detail the nature of any disagreement so asserted. Upon written request of the Company, DOD shall promptly make available to the Company the supporting schedules, analyses, working papers and other documentation reasonably requested by the Company in connection with its review of such Protest Notice. Except for such items that are specifically disputed in the Protest Notice, the amounts set forth on the Quarterly Report shall be final, conclusive and binding upon the Parties. The failure of DOD to deliver such Protest Notice within the prescribed time period will constitute DOD’s irrevocable acceptance of the applicable Quarterly Report prepared and delivered by the Company. If DOD delivers a Protest Notice within the prescribed time period, then DOD and the Company will use good faith efforts to resolve any disagreements as to the computation of the amounts set forth in such Quarterly Report and, to the extent any disagreements as to the items set forth in the Protest Notice are so resolved in writing, the Quarterly Report, as revised in writing to incorporate such changes as have been agreed to by the Parties, shall be final, conclusive and binding upon the Parties.

(d)

If the Parties are unable to resolve any disagreement with respect to any item set forth in the Protest Notice (the “Unresolved Items”) within thirty (30) days following the delivery of any Protest Notice, then either Party may refer the Unresolved Items to an independent expert agreed upon by the Parties (the “Expert”), it being agreed that any Big 4 accounting firm that is not conflicted based on its engagement by the Company or DOD shall be deemed to be an acceptable Expert. The Parties will jointly retain the Expert and direct it to render a reasoned written report resolving the Unresolved Items not later than sixty (60) days after acceptance of its retention; provided that the failure of the Expert to deliver its written report within such time period shall not constitute a defense or objection to the finality or enforcement of such written report. The Expert shall act as an expert and not as an arbitrator. Within twenty-one (21) days after the Expert has been retained, the Parties shall each make a written submission to the Expert (and concurrently to the other Party) setting forth their respective positions in respect of the Unresolved Items, and specific information, evidence and support for their respective positions as to the Unresolved Items; provided that any computations of disputed amounts set forth in the Quarterly Report shall not be different from the computations of such disputed amounts set forth in the Protest Notice. Within twenty-one (21) days after the expiration of such twenty-one (21) day period, the Parties may submit to the Expert (and concurrently to the other Party) a response to the other Party’s position on each Unresolved Item. The failure of a Party to furnish a submission to the Expert or to furnish a response to the other Party’s submission shall constitute a waiver of such Party’s right to submit the same to the Expert. The Parties may not disclose to the Expert and the Expert may not consider for any purpose, any settlement offer(s) or offers to compromise made by or on behalf of the Parties during the negotiation period or otherwise, unless otherwise agreed by the other Party in writing. Neither Party shall have or conduct any communication, either written or oral, with the Expert without the other Party either being present or receiving a concurrent copy of any written communication. The Parties, and their respective representatives, shall cooperate fully with the Expert during its engagement and respond on a timely basis to all reasonable requests for information or access to documents or personnel made by the Expert, all with the intent to fairly and in good faith resolve the Unresolved Items, as promptly as reasonably practicable. The Expert shall conduct its review and resolve the Unresolved Items based solely on the written submission and responses submitted by the Parties (and not by independent review). In resolving any Unresolved Item, the Expert (A) may not assign a value to any particular item greater than the greatest value for such item claimed by either Party, or less than the lowest value for such item claimed by either Party, in each case as presented to the Expert, (B) shall be bound by the principles set forth in this Agreement, (C) shall limit its review to matters specifically set forth in the Protest Notice, and determining whether the Unresolved Items were calculated in accordance with the terms of this Agreement, and (D) shall disregard any settlement proposal or negotiation materials exchanged between the Parties with respect to the Unresolved Item following the delivery of the Protest Notice. The Expert’s written report shall, absent manifest error or fraud, become final, conclusive and binding on the Parties; provided that such manifest error is promptly raised within five (5) Business Days of the Expert issuing its written report and promptly resolved by the Expert in its sole discretion. The fees and expenses of the Expert shall be apportioned between the Company, on the one hand, and DOD, on the other hand, based upon inverse proportion of the disputed amounts resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), as determined by the Expert and set forth in the report of such Expert; provided that, initially, any retainer charged by the Expert shall be shared equally between the Parties (subject to reconciliation in connection with and pursuant to the foregoing provisions relating to apportionment of Expert fees and expenses).

(e)

Notwithstanding the foregoing, in the event of any Protest Notice, the Company or DOD (as applicable) will make timely payments in accordance with Section 3 on the basis of the calculations included in the original Quarterly Report delivered by the Company during the pendency of the dispute resolution process described in clauses c. and d. of this Section 4 and, following the completion of such process and the final resolution of any Protest Notice and Unresolved Items (the “Final Resolution”), if it is determined that any overpayment or underpayment was made on the basis of the original Quarterly Report, then any such overpayment or underpayment amount shall be refunded or paid (as applicable) in connection with the payments made pursuant to Section 3 for the Calendar Quarter immediately following the Final Resolution; provided that in lieu of refunding any such overpayment the Parties may instead elect to offset the amount of such overpayment from any payment made in the Calendar Quarter immediately following the Final Resolution.

(f)

In addition to any information provided with respect to a Quarterly Report under this Section 4, at DOD’s reasonable request from time to time, the Company will provide all such other information as DOD may reasonably request solely for purposes of monitoring the Company’s ongoing compliance with the terms of this Agreement (including information of the type described in Section 4(b); provided that (x) DOD may only make such requests during normal business hours and (y) such requests may not unreasonably interfere with the day-to-day operations of the Company or its Affiliates. In furtherance of, and subject to, the foregoing, DOD shall, upon prior written notice to the Company, be permitted to:

(i)

Access, inspect and take samples from any and all lots, shipments or batches of NdPr Products produced, stored or otherwise held by the Company or any of its Affiliates (other than any such NdPr Product to which the Company or one of its Affiliates no longer has legal title, it being understood that the Company will use its reasonable best efforts to set aside for potential testing reasonable samples from each batch of sold NdPr Product (or in the case of an NdPr metal that is tolled under Tolling Arrangements, the report(s) relating to tolling of such NdPr Product) until the later of (A) the deadline for delivery of a Protest Notice in respect of the relevant Calendar Quarter and (B) in cases where a Protest Notice has been delivered, the Final Resolution);

(ii)

Engage, at its sole discretion and expense, independent third party experts, laboratories or consultants to collect, handle and analyze such samples using any commercially reasonable and scientifically accepted methods, including, but not limited to, chemical assays, spectrographic analysis, or other applicable testing methodologies, for the purpose of verifying the NdPr content concentrations in the NdPr Products, the actual or contractual conversion rate of NdPr oxide to metal, associated conversion costs, and such other specifications or items reported in the Company’s Quarterly Reports as DOD may require the expert to verify; provided that the Company’s technical staff shall be authorized to discuss appropriate testing methods and equipment calibration with such independent third party experts; and

(iii)	Observe, or have its representatives or experts observe, any sampling or testing procedures conducted by the Company or its Affiliates, and request split samples for parallel or comparative analysis.

If, as a result of its testing and verification procedures, DOD’s expert reasonably determines in good faith that the actual NdPr content concentrations in the NdPr Products, actual or contractual conversion rate of NdPr oxide to metal, associated conversion costs, or any other specifications or items that DOD requires the expert to test or verify, differ from the concentrations, ratios, amounts or other specifications or items as reported by the Company in the applicable Quarterly Report, DOD shall be permitted to include such findings in any Protest Notice contemplated by this Section 4, and to the extent such findings constitute an Unresolved Item, the Expert shall be permitted to consider such findings in the course of making its expert determination. The Company shall have the right, at its own expense, to conduct its own sampling and testing of the same material, and to provide the results of such testing and verification procedures to DOD and the Expert, as applicable. All testing hereunder, whether by DOD’s expert or the Company’s expert, shall be performed consistent with the Testing Procedures developed pursuant to Section 5.2 of the Offtake Agreement, as in effect from time to time. Notwithstanding the foregoing, in no circumstances shall the Expert, in making its final determination, be permitted to change the NdPr Calculation Principles. Section 8(a) shall apply to any information provided pursuant to this Section 4(f). Such information shall be provided electronically, or in such other form as DOD may reasonably request.

5.

Sales of NdPr Products to Restricted Buyers. The Company shall not knowingly sell any NdPr Products to any Restricted Buyer, shall adopt and implement all reasonably prudent processes and procedures in order to avoid selling NdPr Products to any Restricted Buyer, and shall include in each customer contract for the sale of NdPr Products an agreement by such customer that it will not resell such NdPr Product provided by the Company or any of its Affiliates to any Restricted Buyer; provided that the foregoing shall not apply to resales by such customer of a finished product that contains NdPr Products (e.g., an automobile containing Magnets), and the Company’s customer contracts for the sale of NdPr Products shall only be required to restrict customers from reselling NdPr Products to a Restricted Buyer in the original form in which they were purchased from the Company or one of its Affiliates. In the event that the Company or any of its Affiliates becomes aware (including by notice from the DOD) that any buyer of NdPr Products has resold NdPr Product provided by the Company or any of its Affiliates in its original form (and not included in a finished product) to any Restricted Buyer, the Company shall not make any future sales to such buyer or any of its Affiliates.

6.

Term. The term of this Agreement (the “Term”) shall commence on the first day of the first full Calendar Quarter following the closing of the transactions contemplated by the Transaction Agreement (the “Start Date”) and shall continue until the end of the Calendar Quarter in which the tenth (10th) anniversary of the Start Date occurs.

7.	[Reserved]

8.	Miscellaneous.

(a)	Non-Disclosure of Information.

(i)

Each Party shall keep confidential any non-public information with respect to the other Party and/or its Affiliates, and the terms and conditions of this Agreement (collectively, the “Confidential Information”), and shall not disclose such Confidential Information (or the terms and conditions of this Agreement) to any third parties, except that each Party and its relevant Affiliates shall have the right to provide or otherwise disclose Confidential Information: (i) that (A) was previously or is hereafter publicly disclosed (other than as a result of disclosures in violation of this Agreement or other confidentiality agreements to which either Party is a party), (B) becomes available to such disclosing Party on a non-confidential basis from a Person other than the non-disclosing Party, or (C) was independently developed by the disclosing Party; (ii) to any Party’s officers, directors, brokers, employees, agents, consultants, representatives, lenders (whether actual or and prospective), investors (whether actual or prospective), accountants, attorneys, title companies and other advisors, any direct or indirect owner of any beneficial interest in any Party or any other Affiliate, on a need-to-know basis (provided that the aforesaid parties are advised of the confidential nature of such Confidential Information and are instructed to maintain the confidentiality of the Confidential Information); (iii) as required to be disclosed by applicable law (including the Freedom of Information Act, regulations of the United States Securities and Exchange Commission, and the preparation or filing of any tax returns or other filings); provided that, to the extent permitted by such applicable law, prior written notice of such disclosure shall be provided to the other Party; (iv) in connection with any bona fide suit, action, dispute, arbitration or other proceedings between the Parties and/or their respective affiliates brought in good faith; (v) in the case of DOD, to the extent such disclosure of Confidential Information is requested or required by the United States Congress, or any committee or sub-committee thereof; provided that DOD will consult and cooperate with the Company to the fullest extent permitted by applicable law with respect to taking legally available steps to resist or narrow such request and use reasonable efforts to pursue any such reasonable steps at the Company’s request (in which case the Company shall reimburse DOD for all reasonable out-of-pocket expenses incurred in connection therewith); and/or (vi) in connection with an earnings call or other communications to actual or potential investors, shareholders or analysts, or any public company communications or filings. The provisions of this Section 8(a)(i) shall survive the expiration or any termination of this Agreement.

(ii)

Notwithstanding anything to the contrary herein, neither the Company, on the one hand, or DOD, on the other hand, shall be required to share any information with the other Party pursuant to this Agreement to the extent that sharing such information would jeopardize any legal privilege or contravene any applicable law or confidentiality undertaking with a third party; provided that the Company or DOD (as applicable) shall use its commercially reasonable efforts to provide as much of such information as possible to the other Party in a manner that does not result in waivers of privilege or contraventions of applicable law or such confidentiality undertaking.

(iii)	Freedom of Information Act Requests

(1)

Within 45 days of the Effective Date, the Company shall identify all information in this Agreement, the Transaction Agreement and each other Transaction Document that the Company believes to be Confidential Information. Within 45 days thereafter, DOD will notify Company of its agreement or disagreement with such designations.

(2)

Upon receipt of any Freedom of Information Act request for Confidential Information related to the transactions contemplated by this Agreement, DOD agrees to redact any information previously agreed upon as Confidential Information. Moreover, to the extent DOD determines that any information not previously agreed upon as Confidential Information is responsive to any such request, whether contained in this Agreement, the Transaction Agreement, the other Transaction Documents, or otherwise, DOD shall promptly notify the Company, and the Parties shall cooperate in good faith to prepare mutually acceptable redactions authorized under applicable laws prior to any release of such Confidential Information. If the Parties are unable to agree on mutually acceptable redactions, DOD shall provide the Company with prior written notice of any information that it intends to disclose without redaction, to the extent permitted by applicable law and limiting its disclosure to the maximum extent permitted by applicable law. The provisions of this Section 8(a)(iii) shall survive the expiration or any termination of this Agreement.

(3)

The provisions in this Section 8(a)(iii) are consistent with and do not supersede, conflict with, or otherwise alter the employee obligations, rights, or liabilities created by existing statute or Executive order relating to (a) classified information, (b) communications to Congress, (c) the reporting to an Inspector General or the Office of Special Counsel of a violation of any law, rule, or regulation, or mismanagement, a gross waste of funds, an abuse of authority, or a substantial and specific danger to public health or safety, or (d) any other whistleblower protection. The definitions, requirements, obligations, rights, sanctions, and liabilities created by controlling Executive orders and statutory provisions are incorporated into this Agreement and are controlling. Further, these provision do not bar disclosures to Congress, or to an authorized official of an executive agency or the Department of Justice, that are essential to reporting a substantial violation of law.

(b)

Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the Federal Law of the United States. To the extent that Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the law of the State of Delaware (without giving effect to its conflict of laws principles) shall be adopted as the governing rule of decision.

(c)	Jurisdiction Involving the Company. By execution and delivery of this Agreement, the Company irrevocably and unconditionally:

(i)

submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of (A) the courts of the United States for the District of Columbia; (B) any other federal court of competent jurisdiction in any other jurisdiction where it or any of its property may be found; (C) the courts of Washington, D.C.; and (D) appellate courts from any of the foregoing;

(ii)

consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and

(iii)

agrees that, subject to any and all rights of appeal provided by applicable law, judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Company’s obligation.

(d)

Jurisdiction Involving DOD. By execution and delivery of this Agreement, DOD, to the maximum extent permitted by law, irrevocably and unconditionally acknowledges that this Agreement is an express contract within the meaning of 28 U.S.C. § 1491(a), and submits for itself in any claim arising from, related to, or in connection with this Agreement to the jurisdiction of (A) the U.S. Court of Federal Claims; (B) any other federal court or tribunal of competent jurisdiction; and (C) appellate courts from any of the foregoing.

(e)

Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS

AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)

Specific Performance. The Company acknowledges that the rights of DOD pursuant to this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by the Company, money damages are inadequate and DOD would have no adequate remedy at law. It is accordingly agreed that DOD shall be entitled to seek (and the Company shall not oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

(g)

Expenses. Except as otherwise expressly provided in this Agreement or one of the other Transaction Documents, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

(h)	Amendment. This Agreement cannot be modified or amended except in writing duly executed by each Party.

(i)

Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed given to a Party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (ii) sent by email or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or email addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, email address or individual as a Party may designate by notice to the other Party):

if to DOD:

United States Department of Defense

1000 Defense Pentagon, Washington, DC 20301-1000

Attention: [***]

E-mail: [***]

Office of the Deputy Secretary of Defense

E-mail: [***]

with a simultaneous copy (which will not constitute notice) to:

Schulte Roth & Zabel LLP

Address: 919 Third Avenue, New York, NY 10022

Attention: Alan S. Waldenberg

Robert B. Loper

Email: alan.waldenberg@srz.com

robert.loper@srz.com

and

McDermott Will & Emery LLP

Address: 444 West Lake Street, Suite 4000, Chicago, IL 60606

Attention: Robert Clagg

Email: Rclagg@mwe.com

if to the Company:

MP Materials Corp.

Address: 1700 S Pavilion Center Drive, Suite 800, Las Vegas, NV 89135

Attention: Elliot Hoops, General Counsel and Secretary

Email: [***]

with a simultaneous copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Address: One Manhattan West, New York, NY 10001

Attention: Stephen F. Arcano

Neil P. Stronski

Dohyun Kim

Samuel J. Cammer

Email: stephen.arcano@skadden.com

neil.stronski@skadden.com

dohyun.kim@skadden.com

samuel.cammer@skadden.com

(j)

Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(k)

No Third-Party Beneficiaries. Except as expressly stated herein, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee.

(l)

Further Action. Upon the request of any Party to this Agreement, and subject to the terms and conditions hereof, the other Party will (i) furnish to the requesting Party any additional information, (ii) execute and deliver, at its own expense, any other documents reasonably acceptable to such Party, and (iii) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement.

(m)

Severability. Except as otherwise provided in Article 9 of the Transaction Agreement, if any term, covenant, condition or provision of this Agreement or the application thereof to any Person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by applicable law.

(n)

Entire Agreement. This Agreement (along with the Transaction Agreement, the other Transaction Documents and the other documents delivered contemporaneously with or pursuant to this Agreement) constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

(o)

Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Facsimile or electronic signatures may be used in place of original signatures on this Agreement. The Parties intend to be bound by the signatures on any facsimile or electronic document, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of a facsimile or electronic signature.

(p)	Recourse.

(i)

In the event DOD fails to comply with its payment obligations under this Agreement in respect of any undisputed amounts required to be paid to the Company hereunder and such failure continues for sixty (60) days following the date such amounts become due (i.e., the thirtieth (30th) day following delivery of the Quarterly Report), and such failure is not cured or remedied within thirty (30) days after Project Company delivers written notice of the occurrence thereof (which such notice may be delivered at any time at or after the thirtieth (30th) day following such amounts becoming due), such failure shall be deemed a material breach of this Agreement and the Company shall be entitled to pursue any and all remedies or damages available at law or equity, (A) including, to the maximum extent permitted by law or equity, interest and lost profits; provided that any damages in respect of lost profits shall be limited to those expressly set forth in and permitted by Section 9.01(c)(iii) of the Transaction Agreement, and (B) excluding, in all cases, any other consequential damages. For the avoidance of doubt, DOD will also be responsible from the date of the initial breach for the Company’s actual costs incurred, including the costs of pursuing remedies under this Agreement.

(ii)

In the event DOD brings any claims for damages against the Company under this Agreement, DOD shall be entitled to pursue any and all remedies or damages available at law or equity, (A) including, to the maximum extent permitted by law or equity, interest and DOD Lost Profits; provided that any damages in respect of DOD Lost Profits shall be limited to those expressly set forth in and permitted by Section 9.02(a)(v) of the Transaction Agreement, and (B) excluding, in all cases, any other consequential damages, it being understood and agreed that nothing in this Section 8(p) shall be construed to limit the United States Government’s ability to initiate administrative proceedings or actions by the Department of Justice under its civil and criminal enforcement authorities.

(iii)

Each Party’s rights and remedies under this Section 8(p) are in addition to any and all rights and remedies that such Party has under any of the other Transaction Documents, whether or not any such other Transaction Documents are deemed unenforceable or invalid, none of which shall be construed to limit any other rights or remedies such Party may have at law or in equity.

(q)	DOD Funding.

(i)

Except as set forth in Section 5.02(a) of the Transaction Agreement, appropriated funds are not presently available to fund DOD’s obligations under this Agreement. To the extent that appropriated funds do not become available to fund the obligations of DOD under this Agreement, DOD will use its reasonable best efforts to request and obtain such additional appropriations as are needed from the Congress of the United States in order to fund such obligations. DOD’s reasonable best efforts will include, as applicable, (i) ensuring that projected expenditures under this Agreement for Fiscal Year 2026 and each year thereafter are fully accounted for in its annual budget request to Congress; (ii) utilizing its available statutory transfer authority in each Fiscal Year to reprogram funds appropriated for other purposes of the DOD; and (iii) if necessary, seeking supplemental appropriations from Congress specifically for projected expenditures under this Agreement. To the extent that, despite DOD’s reasonable best efforts under this Section 8(q)(i), appropriated funds do not become available to make expenditures under this Agreement as they become due, DOD will use its reasonable best efforts to obtain other Executive Branch department or agency support, and to use the authorities described in Section 8(r)(i) to facilitate such expenditures.

(ii)	The Company and its Affiliates shall promptly provide all information and cooperation that DOD reasonably requests to support DOD’s performance of its obligations under this Section 8(q).

(iii)

On the first day of each U.S. Government Fiscal Year (Beginning October each calendar year), DOD shall certify to the Company that DOD funding is appropriated or otherwise authorized to be provided to the Company for that Fiscal Year in an amount sufficient to satisfy projected DOD expenditures under this Agreement for that Fiscal Year. To the extent such funding is not available as of the first day of each U.S. Government Fiscal Year, DOD shall include in said certification a notice of the amount of any anticipated funding shortfall, as well as a description of additional steps DOD intends to take to secure additional funds.

(iv)

In the event that the funds addressed by each certification provided pursuant to Section 8(q)(iii), are later determined to be unavailable, whether through the actions of DOD, the United States Congress, or otherwise, DOD shall immediately notify the Company of such changes in available funding; provided, however, that DOD shall have no obligation to notify the Company to the extent DOD’s authorized and appropriated funds remain sufficient to satisfy all DOD obligations under the Agreement.

(r)	DOD Authority.

(i)

DOD has confirmed with the Office of Management and Budget Office of the General Counsel that DOD is authorized to incur obligations under this Agreement in advance of appropriations. Consistent with Executive Order 14156, Declaring a National Emergency, 90 Fed. Reg. 8433 (January 20. 2025) and Executive Order 14241, Immediate Measures to Increase American Mineral Production, 90 Fed. Reg. 13,673 (March 20, 2025), and separate determinations by the President with respect to accelerating domestic production capacity for refined rare earth elements and derivative products, DOD has determined that performance by the Company and its Affiliates under this Agreement is necessary to ensure that DOD can continue certain activities that, if not continued, would present an emergency situation involving the safety of human life and the protection of property.

(ii)

The Secretary of Defense for the United States has authority to enter into this Agreement. Within 30 days of the date of this Agreement, DOD shall notify MP and the Company in writing of the delegation of authority of the Secretary of Defense for the United States of all actions relating to this Agreement to the officials of the level or position set forth in such notice.

(iii)

DOD has the requisite power and authority, including through but not limited to 50 U.S.C. § 4533, and has made all requisite determinations related to such authority, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(s)

Performance of and Compliance with Company Covenants and Agreements. Unless otherwise expressly set forth herein, the Company shall not be required to perform or comply with any covenants or agreements that are required by this Agreement to be performed or complied with after the Effective Date unless and until the Closing (as defined in the Transaction Agreement) has occurred.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

UNITED STATES DEPARTMENT OF DEFENSE

By:	/s/ Honorable Pete Hegseth
	Name:	Honorable Pete Hegseth
	Title:	Secretary of Defense

By:	/s/ Stephen A. Feinberg
	Name:	Stephen A. Feinberg
	Title:	Deputy Secretary of Defense

MP MATERIALS CORP.

By:	/s/ James H. Litinsky
	Name:	James H. Litinsky
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to Price Protection Agreement]